The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



         Subject to Completion, Pricing Supplement dated July 19, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 77 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                     Dated           , 2004
                                                                  Rule 424(b)(3)


                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                        -------------------------------

     We may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:             U.S. $

Maturity Date:                August   , 2014

Settlement Date
  (Original Issue Date):      August   , 2004

Interest Accrual Date:        August   , 2004

Issue Price:                  100%

Underwriter's Discounts
  and Commissions:            1.250%

Proceeds to Company:          98.750%

Interest Payment Dates:       The     th of each month, beginning September   ,
                              2004

Interest Payment Period:      Monthly

Base Rate:                    CMT Rate, with a Designated CMT Maturity Index of
                              10 years

Interest Rate:                [75]% x Base Rate

Day Count Fraction:           30/360

Index Maturity:               N/A

Spread
  (Plus or Minus):            N/A

Maximum Interest Rate:        N/A

Minimum Interest Rate:        4.00%

Initial Interest Rate:             %, from and including the original issue date
                              to but excluding the initial interest reset date (calculated on a 30/360 day count basis).

Initial Interest Reset
  Date:                       September  , 2004

Interest Reset Dates:         The    th of each month, beginning September  ,
                              2004, whether or not such date is a business day

Interest Reset Period:        Monthly

Interest Determination
  Dates: Two business days prior to each interest reset date

Reporting Service:            The Base Rate shall be determined by reference to
                              Bloomberg Page H15T10Y, which page shall replace all references to Designated CMT Telerate Pages
                              7051 and 7052 in the accompanying prospectus supplement.

Book-Entry Note or
  Certificated Note:          Book-entry note

Senior Note or
  Subordinated Note:          Senior note

Calculation Agent:            JPMorgan Chase Bank (formerly known as The Chase
                              Manhattan Bank)

Agent:                        Morgan Stanley & Co. Incorporated

Minimum
  Denomination:               $1,000

Specified Currency:           U.S. dollars

Business Day:                 New York

CUSIP:                        61745ESS1

Other Provisions:             None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

 Supplemental Information Concerning Plan of Distribution

     Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the accompanying prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover of this pricing supplement. The Agent may allow a concession not in excess of 1.250% of the principal amount of the notes to other dealers. We expect to deliver the notes against payment therefor in
New York, New York on                    , 2004. After the initial offering, the
Agent may vary the offering price and other selling terms from time to time.






                                      PS-2